Exhibit 99.1

CASELLA WASTE SYSTEMS, INC. ANNOUNCES CONVERSION AND REMARKETING

OF A PORTION OF FAME SOLID WASTE DISPOSAL REVENUE BONDS

RUTLAND, VERMONT (January 11, 2012) — Casella Waste Systems, Inc. (NASDAQ: CWST), a regional solid waste, recycling and resource management services company, announced today that it intends to convert the interest rate period on, and remarket, $21.4 million aggregate principal amount of Finance Authority of Maine Solid Waste Disposal Revenue Bonds (Casella Waste Systems, Inc. Project) Series 2005 (the “Bonds”).  The Bonds were originally issued on December 28, 2005 and have a final maturity of January 1, 2025.

Following a mandatory tender for $21.4 million of the $25.0 million aggregate principal amount of Bonds currently outstanding, and satisfaction of certain conditions, the tendered Bonds are expected to be converted from a weekly interest rate period to a 5 year fixed term interest rate period and will include additional covenants and credit support for the benefit of holders of those converted Bonds, including guarantees by certain subsidiaries of Casella.  Upon conversion to a 5 year fixed term interest rate period, the converted Bonds will not be secured by a letter of credit.  The converted Bonds will be remarketed on February 1, 2012.  The remaining $3.6 million of outstanding bonds, the proceeds of which were used to finance assets at Casella’s Maine Energy Recovery Company, will remain in a weekly interest rate period and will remain secured by a letter of credit issued by Bank of America, N.A.

The Bonds are being offered only to qualified institutional buyers as defined in Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”).

The Bonds have not been and will not be registered under the Securities Act and will be offered and sold pursuant to an applicable exemption from the registration requirements of the Securities Act and other applicable securities laws.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy the Bonds, nor shall there be any sale of the Bonds in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.  This notice is being issued pursuant to and in accordance with Rule 135c under the Securities Act.

Safe Harbor Statement

Certain matters discussed in this press release are “forward-looking statements” intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements can generally be identified as such by the context of the statements, including words such as “expects,” “will,” “intends,” and other similar expressions.  Among the forward-looking statements in this press release are statements regarding the conversion and remarketing of the Bonds.  All of these forward-looking statements are based on current expectations and estimates and management’s beliefs and assumptions. Casella cannot guarantee that it will complete the conversion and remarketing will be completed on the terms disclosed in the forward-looking statements or at all. Such forward-looking statements involve a number of risks and uncertainties, including, among other things, market conditions, potential changes in credit rating and Casella’s ability to successfully consummate the remarketing of the Bonds. Casella expressly disclaims any obligation to update such statements to reflect change in its expectations whether as a result of new information, future events or otherwise, except as required.

Contact:

Ned Coletta

Vice President, Finance and Investor Relations

(802) 772-2239